UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 14, 2008
Integrity Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33005	58-2508612

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
11140 State Bridge Road, Alpharetta, Georgia 30022
(Address of Principal Executive Offices, including Zip Code)
(770) 777-0324
(Registrant’s Telephone Number, including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
     In connection with Integrity Bancshares, Inc.’s (the “Company”) preparation of audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”), the Company determined that it will need to impair a significant portion of its deferred tax assets, and will need to recognize substantial deterioration in the asset quality of its loan portfolio. At the time of this determination, the Company was in the process of preparing its financial statements and believed that it would be in a position to timely file its Form 10-K. However, as discussed in Item 4.01 below, the Company’s independent registered public accounting firm resigned on March 14, 2008, and the Company concluded that, as a result of that resignation, the Company would be unable to timely file the Form 10-K. Accordingly, the Company is now reporting these material impairments pursuant to this Current Report on Form 8-K (this “Report”).
     As of September 30, 2007, the Company’s deferred tax assets were recorded at $10.6 million. Deferred tax assets are recorded at the amount determined to be more likely than not realizable. A valuation allowance is recorded to offset the portion of the deferred tax assets that is not considered to be more likely than not realizable. Because the Company experienced significant net losses during 2007, the Company is unable to conclude that it will generate sufficient net income in future periods to realize the full value of the deferred tax assets. Accordingly, the Company presently expects to recognize a material impairment to the value of its deferred tax assets, which will be reflected in the financial statements that will be included in the Form 10-K, when filed. However, the Company presently is unable to determine the amount of the valuation allowance necessary to offset the deferred tax assets for the year ended December 31, 2007 to an amount that is more likely than not to be realizable.
     In addition, the Company has experienced substantial deterioration in the asset quality of its loan portfolio, which has resulted in a significant increase in the level of non-performing assets and the corresponding allowance for loan losses. However, as a result of previously reported material weaknesses in the Company’s internal control procedures and loan administration, review and underwriting procedures, as well as the resignation of the Company’s auditor, the Company presently is unable to determine the amount that would be considered adequate for its allowance for loan losses or the provision for loan losses that will be recorded, for the year ended December 31, 2007.
Item 4.01. Changes in Registrant’s Certifying Accountant.
     On March 14, 2008, the Company’s independent registered public accounting firm for the fiscal year 2007, Mauldin & Jenkins, LLC (“Mauldin & Jenkins”), notified the Company that Mauldin & Jenkins was unable to complete the audit of the Company’s financial statements as of and for the year ended December 31, 2007, and that Mauldin & Jenkins therefore would withdraw from its engagement as the Company’s independent public accounting firm, effective immediately. In the resignation letter that Mauldin & Jenkins provided to the Company, Mauldin & Jenkins expressed its professional opinion that, as a result of material weaknesses in the Company’s internal controls that previously were disclosed in Company’s Quarterly Reports on Form 10-Q and that continued to exist through December 31, 2007, Mauldin & Jenkins was unable to complete the audit procedures necessary to form an opinion on the Company’s financial statements. The Company’s Audit Committee and Board of Directors previously have discussed these material weaknesses in internal controls with Mauldin & Jenkins, and the Company has authorized Mauldin & Jenkins to respond fully to the inquiries of the Company’s successor accountants (see below) regarding the material weaknesses.
     The reports of Mauldin & Jenkins on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2005 and 2006 and the interim periods ended March 31, 2007, June 30, 2007 and September 30, 2007, there were no disagreements between the Company and Mauldin & Jenkins on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Mauldin & Jenkins’ satisfaction, would have caused it to make a reference to the matter in its reports on the Company’s consolidated financial statements for such periods.
     The Company provided Mauldin & Jenkins with a copy of the disclosures in Item 4.01 of this Report and requested that Mauldin & Jenkins furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree. A copy of that letter from Mauldin & Jenkins, which is dated March 19, 2008, is filed as Exhibit 16.1 to this Report.
     Mauldin & Jenkins has served as the Company’s independent public accounting firm since the Company’s inception in 2000.
     On March 20, 2008, the Company engaged Carr, Riggs & Ingram, LLC (“Carr, Riggs”) as the Company’s independent registered public accounting firm. The Company presently is in the process of working with Carr, Riggs to complete the audit of the Company’s financial statements as of and for the year ended December 31, 2007.
Item 9.01.    Financial Statements and Exhibits.

Exhibit
No.	Exhibit Description

16.1	Letter, dated March 19, 2008, from Mauldin & Jenkins, LLC to the United States Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

March 20, 2008	INTEGRITY BANCSHARES, INC.

	By:	/s/ Suzanne Long Suzanne Long SVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Exhibit Description

16.1	Letter, dated March 19, 2008, from Mauldin & Jenkins, LLC to the United States Securities and Exchange Commission.